Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

APRS - Q2 2004 Apropos Technology, Inc. Earnings Conference Call

Event Date/Time: Jul. 22. 2004 / 4:00PM CT

Event Duration: N/A

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CORPORATE PARTICIPANTS

 Kevin Kerns

 Apropos Technology Inc - President and CEO

 Francis Leonard

 Apropos Technology Inc - CFO and Senior VP

 Leslie Loyett

 Apropos Technology Inc - Financial Relations Board

CONFERENCE CALL PARTICIPANTS

 Ted Kender

 TK Associates - Analyst

PRESENTATION

Operator

 Ladies and gentlemen, welcome to the Apropos 2004 second quarter earnings conference call. Participants have been placed on the listen only mode and the floor will be open for your questions following the presentation. It is now my pleasure to introduce our host. Ms.Leslie Loyett of the Financial Relations Board. Madame the floor is yours.

 Leslie Loyett  - Apropos Technology Inc - Financial Relations Board

 Thank you. Good afternoon everyone and thank you again for joining us, for the Apropos second quarter conference call. By now everyone should have received a copy of the press release that was sent out this afternoon. If anyone needs a copy it is available it is available on Apropos’ website at www.apropos.com, or you can contact us Samir Patel (312)640-6771 and he will send you a copy immediately.

Before I turn the call over to Mr. Kevin Kerns, Apropos President and CEO, I need to remind you that certain statements made during the conference call that are not historical, may be deemed forward looking statements within the meaning of the private securities litigation reform act of 1995. Although Apropos believes the expectations reflected in any forward looking statements are based on reasonable assumptions, they can give no assurance that the expectations will be obtained. Factors and risks that may cause actual results to differ materially from expectations are detailed in this afternoon’s press release and from time to time in the company’s filing for the SEC. Additionally when wanting to let people know the information and statements made during the call are made as of the date of the call, listeners hitting replay should understand the passage of time by itself the date of the call will diminish the quality of the statement. Also the contents of the call are the property of the company and any replay or transmission of the call, maybe done only with the inaudible of Apropos Technology. With that said, I will turn the call over to Kevin for his opening remarks. Kevin, please go ahead.

 Kevin Kerns  - Apropos Technology Inc - President and CEO

 Thank you Leslie, good afternoon everyone. Joining me today is Francis Leonard, our Chief Financial Officer and senior Vice President. Let me begin our discussion today with the recap of business activity and the financial results of the second quarter.

Overall, financial results for the second quarter were mixed, revenues came in slightly below the levels we had anticipated for the period due to continued weakness in the software applications

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market and the delay of two key customers decisions One of which has subsequently closed in Q3.

On the positive side, the company’s tight financial controls allowed it to post its third consecutive quarter of positive earnings and cash flows from operations. Over the past three quarters the company has increased its cash position by over $1.9m, bringing cash and short term investments balances to $40.9m, the company’s financial condition continues to strengthen with each passing quarter.

Although we are disappointed with the top line revenue number, we are pleased with the company’s profitable execution and the continued adoption of the Virgin 6 product.

During the second quarter, the company received orders for nine Version 6 systems, bringing the total first year sales of the Version 6 to approximately 70. In the second quarter, the company received new and add on orders from Aston Dole, Centrer Beam, ICL Fujitsu, Allen Global Investments, BMC Remedy and C-Gate Technology. C- Gate made the decision to standardize on Apropos Version 6, for all of its internal helpdesk operations worldwide.

At this time, I would like to review the second quarter financial numbers. In the second quarter, the company posted revenue to $5m, and in June 30, 2004 up 7% over the $4.7m posted in the second quarter of 2003. License revenues in the second quarter were $1.6m compared with $1.6m in the second quarter of the same period last year. During the quarter customers were slow to make buying decisions, with many of them delaying purchase decisions until the second half of 2004. Overall, market uncertainty and tight capital budgets continue to impact software purchases. While license revenues were lower than anticipated, service revenues were up, due to an increase in Version 6 upgrade activity and new customer deployments.

As a result of lower license revenue and higher services gross margins in the second quarter were 77% down from 80% in the first quarter 2004, but up 5% from levels in the same period in 2003. Gross margins remain strong and should maintain these levels or improve in future quarters as license revenue growth is realized.

In the second quarter total operating expenses excluding restructuring with $3.8m flat with the first quarter 2004. As indicated in our last conference call, we anticipate a slight up tick in operating expenses in future quarters due to new investments in people and programs, in marketing, inside sales demand generation. This additional spend is necessary to increase market awareness for the company and its products and to increase the level of sales activity which will drive future Version 6 sales and license revenue growth. The company’s current operating model makes it possible to deliver profitable with only modest growth.

In the second quarter, the company posted its third consecutive quarter profitability, earning $197,000, excluding restructuring or 1 cent per share, compared with a net loss of $1.5m or 9 cents per share in the second quarter of 2003. In addition the company also posted its third quarter of positive cash flows, generating cash from operations of approximately $540,000.

In summary, we believe the company is making solid strides toward rebuilding revenue growth while continuing to manage the business to profitability each quarter. We remain very positive about the business and the market opportunities available to us. I will describe some of these market opportunities in just a few moments.

At this time I would like to turn the call over to Francis, and have him describe in more detail, the financial performance of the company in the second quarter. Franc

 Francis Leonard  - Apropos Technology Inc - CFO and Senior VP

 Thank you Kevin. Revenues for the second quarter 2004 were $5m were up nearly 7% from the $4.7m in the year ago period. In the current quarter the software license revenue components totaled just over $1.6m, an improvement of 3% and when rounded up, $1.6m in the second quarter of 2003.

New customers accounted 41% of software revenues in the current quarter versus 34% in the year ago quarter. Revenues from services and other in the current quarter of $3.3m increased $.2m or over 8% in the year ago period. Support revenues of $2.4m were up 5% from the year ago quarter principally due to continued customer add-ons. Service revenues of $883,000 were up form the $775,000 in the year ago quarter. In order to keep up with the rising demand for services, the company expanded its internal staffing, while also utilizing to a greater extent this quarter, subcontracted services.

On a geographic basis, North America business in the second quarter 2004 accounted for 83% of revenues, compared to 75% of revenues for the same period a year ago.

Since the first quarter 2003, we have experienced a gradual increase in a percentage of business from the North America region. The shift was somewhat expected due to sales organizational changes implemented during calendar 2000.

On a channel basis, the indirect and OEM businesses in the second quarter of 2004 was 20%, compared to 24% for the same period a year ago. Some of the weakness in the current quarter can be attributed to the timing of orders on a (inaudible) channel since we did experience a higher than normal level of activity in the first quarter 2004.

In the current quarter the company added four new customers, the calculated average sales price for new customers was $253,000. While this is down slightly from the previous quarter’s AFP of $278,000, it’s the first back to back quarters of AFP over $250,000 in two years.

Looking forward, we are still expect initial projects to remain smaller in scope with increased possibilities for subsequent add on orders.

Gross margins in the second quarter of 2004 are 77% improved upon the 72% in the same quarter a year ago.

Software margins in the current quarter are 93% were relatively flat with the previous year’s quarter.

Services and other margins improved in year ago period, due to better staff utilization in the professional service organization and lower overhead costs. Margins did however split below 80% due to lower software content and the increased use of sub-contracted services in the current quarter.

Operating expenses for the current quarter of $3.8m includes a restructuring charge of just under $100,000. In the second quarter of 2003, operating expenses totaled $4.9m. Excluding restructuring charges in the current quarter, operating expenses for the second quarter of 2004 of $3.7m were down 24% from the year ago period. Lower operating costs were led by a reduction in staffing levels, facility costs, insurance premiums and depreciation charges.

In the most recent quarter, we have increased spending on our marketing efforts. While the current quarter is basically flat with the year ago period, marketing spending in the second quarter was 20% higher than the first quarter of 2004. Total staffing including a professional organization was just under 100 at June 30th, 2004 compared to 128 a year ago June. Staffing levels are up for from the first quarter of 2004 with these ads focused on sales and marketing activities.

The restructuring charge in the second quarter of 2004 of $88,000 relates entirely to lease termination costs. The charge relates to a change in our initial estimate of the sublet start date for the vacated floor at our corporate office. We continue to actively market the space and review other options. However, the local real estate market remains soft.

During the second quarter of 2004, a total of $107,000 which is down 12% from the $123,000 in the previous year quarter. While the cash in investment balances are actually higher than a year ago, maturing investment were reinvested in lower yielding, shorter term investments to due to flattening yield curve.

I’m pleased to report for the third consecutive quarter positive earnings. The US GAAP net loss for the second quarter of 2004 was $109,000 or basic net income of 1 cent per share. The US GAAP net loss for the second quarter of 2003 was $1.5m or a loss of 9 cents per share. Our financial position remains strong, boosted by three consecutive quarters of net income and positive cash flow. Cash generated in the second quarter of 2004 totaled $612,000. The main contributing factors were leverage obtained from a streamlining operating cost structure and improved DSO levels offset to a lesser extent by seasonally weak second quarter support billings. With the three consecutive quarters of positive cash flows at June 30, 2004 results in $40.9m, $1.5m or approximately 4% above the cash flow over a year ago.

Trade receivables at June 2004 totaled $2.4m. The days sales outstanding at June 30th of 44 days improved by 9 days compared to 53 days at March 31st. The one quarter up tick in DSO levels occurred in the previous quarter, the current quarter’s DSO’s now stands at its best level ever. At June 30th, 2004, there 17, 306,491 shares outstanding. Our book value per share based on shares outstanding at June 30th was $2.23. The combined cash and short term investment balances alone represent $2.36 a share.

Let me take a moment to discuss our expectations going forward. I would again refer to the opening remarks regarding forward-looking statements. On the conference call we indicated the company lacks solid revenues visibility for the second quarter and particularly for the full year. This continues to be the case for the upcoming quarter and the remainder of the year. As a result we have begun to closely monitor our cost structure. We believe staff levels are now at adequate levels and as revenue levels trend up, we anticipate modest staff increases in selected areas such as sales and marketing. We anticipate operating cost in the third quarter 2004 to remain at or increase slightly from the $3.8m reported for the second quarter.

Our efforts remain focused on maintaining profitability and being cash flow positive. Over the past three years as we strive to reach this profitability our strength has been our product we have not stopped improving on what we believe was already a superior product offering we believe that operational improvement and current product offering provides strong fundamentals to support and create shareholder value. At this time I would like to turn back this discussion to Kevin.

 Kevin Kerns  - Apropos Technology Inc - President and CEO

 Over the next few minutes I would like to highlight the key business developments for the second quarter. During the second quarter the company continued to experience solid acceptance of the Virgin Six product. We kicked off 11 new Version 6 deployments during the quarter and successfully cut over another a 9 into production. We now have either deployed or are in the process of deployment in approximately 25% of our active customer locations.

With this said our number one business challenge continues to be market awareness and distribution. In the second quarter we made significant investments in marketing and inside sales in order to increase market visibility within our channels, the annals community and our target customer base. With a primary goal of generating more awareness for our Best Degree Call Center Solution and to identify new opportunities for the Virgin 6 product.

Over the last several months the company has introduced a new website, which we offer and makes available a host of white papers on Call Center Best Practices. In the past sixty days we have seen a significant increase in website activity with many visitors downloading white paper content. In addition we have used the website and direct marketing to put several target webenars (ph) on Call Center Best Practices. These events have been very well attended and have generated up numerous follow up discussions with new prospects.

Our new inside sales initiative is also beginning to pay dividends in the past quarter we added three new inside sales reps to work closely with our field sales organization to help identify, qualify and track new sales opportunities. They will also provide support for field marketing activities with channels, partners and customers to raise visibility for our solutions in the field.

We continue to work closely with our strategic channel partners UMC Remedy and PeopleSoft in joint sales and development activities. However, development time line on new partner releases has slowed the introduction of imbedded Apropos solution. Once these solutions are commercially available we anticipate an increase in sales activity from these channels.

In the mean time the company is planning to increase its marketing effort within its target vertical – financial services. We have seen solid success in financial services segments, ranging from retail banking to mortgage lending and credit card services. With significant penetration into the mid market with regional banks and credit unions we will push to expand our presence in this vertical through a variety of direct marketing efforts and reference selling. We are also exploring how to leverage our Version 6 product into new markets and channel relationships over the next three to six months the company will be evaluating a variety of options in order to expand its market share and reestablish license revenue growth.

Some of these new opportunities have been spawned by recent market and technology trends. In speaking with one of the leading market analysis, the Gartner Group, they indicated that the three hottest trends in Call Centers are Voice Over IP, self service and multi site call centers. This plays directly into the strength of version 6.

As we have stated many times in the past one of the clear and distinguishable differentiators for Apropos is it’s open systems independent architecture. In layman’s terms it means simply this, our rich application platform can operate on or with virtually any voice and data infrastructure regardless of where it is. We are unique in this because almost all of our primary competitors are tied to one architecture or another Version 6 is not. We can run our full featured multi-channel application on legacy PDXs, Syntrax (ph), voice over IP, or any future voice data standard such as (indiscernible).

With version 6 we offer to call centre market one of the most elegant voice over IP strategies available. As companies migrate from their traditional Legacy PDX platforms they face a major challenge of how to migrate their call centers seamlessly from one infrastructure platform to another without impacting the service delivery capabilities of the business. With many of the new voice solution on the market they are virtually as proprietary as there predecessors. They tend to require a fork lift up grade archer, which directly impacts how the business operates. Call centre agents need to be re-rained, administrators need to find how to make moves, adds and changes under the new system. And valuable customer data stored in Legacy PDX infrastructure needs to be migrated over to the new systems to deliver accurate historical information.

This is a problem which is not easily solved unless you have the solution which allows you to migrate in phases with the ability to inter-operate with both Legacy and new environments. There by not exposing your business to possible technology risks, which can not be quickly undone. With Version 6 we offer such a solution providing (technical difficulty) (Inaudible) The problem is many IP decision makers are still left taking a black box approach to solving their infrastructure and call centre challenges. Many do not realize that the emergence of true voice over the internet is going to have a dramatic influence on how these decisions are ultimately made in the future as the switching intelligence moves away from hardware to a standard softer protocol such as SIP. The product life cycle on switching technology are going to evolve to more closely emulate software life cycles.

And with these faster cycles companies are not going to want to lock themselves in proprietary solutions, especially in hardware ones. In the next few years Robot software switches will be available to the market that are build on open standards such as Intel’s new SIP Stack that will allow companies to run standard computing servers to handle all of their voice and data communication needs. There will no longer be a requirement for proprietary black boxes. For Apropos, this is a trend that strengthens the value proposition of our soft ware solution. As we can ride on top of any voice data infrastructure whether Legacy PBX, proprietary voice solution, or future generation soft switches — our value and capabilities only increase. Let me describe one example.

With the emergence voice standards and the availability of reliable voice based platforms, the manner in which companies manage and deploy their call center operations will change dramatically.

As Gartner indicated one of the other hot areas in call centers involves how to manage and integrate disparate multi-site call centre operations to maximize efficiencies and reduce costs. As companies deploy VOIP infrastructures and establish reliable virtual private networks between operating locations, companies will be able to create global call centre strategies that truly virtualize the physical boundaries of the call center. The virtual call center is one with no physical demarcation where every resource has equal opportunity and access to call center work based on the business rules established by the company.

In essence any call, any communication or any task can be made available to any one with the appropriate skills that any where in the world where they have access to the net work. In such an environment the applications that run these global call centers must be highly scalable, extremely resilient to net work outages, provide support for integrated or stand alone operations, provide full partitioning based on function or operating entity and have an extremely well defined and vast recovery and business continuity architecture to protect valuable customer data and to maximize overall system up time.

With Version 6 we have built our platform to address these very attributes, working closely with companies such as Veritas (ph) Software for the past several years to deliver the most sophisticated multi-site virtual call center solution on the market. We will be deploying our first betas of this new multi-site solution in the next couple of months. As more companies actually deploy VIOP our new SIP based soft switch technology Apropos is a position to capture a significant piece of this virtual multi-site call center opportunity.

As we look forward, the company should continue to benefit from strong customer acceptance and adoption of the version 6 platform, increased market awareness of this product with prospects and analysts, improving visibility in sales pipeline activity as a result of increased demands generation and inside sales initiatives and a stronger finance position as the company anticipates to operate as a profitable business through out calendar 2004.

We appreciate your on going support of Apropos Technology and we are now ready for questions. Thank you.

QUESTION AND ANSWER

Operator

 Thank you this floor is now open for questions. If you do have a question you may press star one on your telephone key pad. If at any point your questions have been answered you may remove your self from the queue by pressing the pound key. And we do ask that you please pick your hand sets to minimize any back ground noise. Once again if you do have a question please press star one on your telephone key pad at this time. Please hold while we pull for questions. Thank you we do have a question coming from Ted Kender of TK Associates.

 Ted Kender  - TK Associates - Analyst

 Hey Kevin

 Kevin Kerns  - Apropos Technology Inc - President and CEO

 Hi Ted.

 Ted Kender  - TK Associates - Analyst

 How are you?

 Kevin Kerns  - Apropos Technology Inc - President and CEO

 Alright, how are you?

 Ted Kender  - TK Associates - Analyst

 I got two questions. One, the class action settlement that looks like it is very close…that press release was put out by the law firm. Am I under the correct impression that you are – there is no money coming out of the company for that settlement?

 Kevin Kerns  - Apropos Technology Inc - President and CEO

 That is correct.

 Ted Kender  - TK Associates - Analyst

 And when will that all be tied up and done? When do you anticipate that?

 Kevin Kerns  - Apropos Technology Inc - President and CEO

 August. Sometime mid-august.

 Ted Kender  - TK Associates - Analyst

 My second question Kevin is you and a lot of small micro (inaudible) technology stocks have had dramatic declines. And with what you are talking and with an – in excess of $40m in cash and trading at $3 bucks, say 8 cents over the cash value of the company. Is there any thought on the part of the board to instituting some kind of a stock buy back to just tell the rest of us patient but very long and frustrated shareholders that there really is a future?

 Kevin Kerns  - Apropos Technology Inc - President and CEO

 I appreciate that Ted, but I am going to let Francis address that.

 Francis Leonard  - Apropos Technology Inc - CFO and Senior VP

 You Ted, you know a company’s cash position does provide it flexibility and at the present time the company wants to keep its options open as to how these funds may be used in the future and to your specific point there has been no discussion at the company or with the board about a share buy back program – that’s not saying that it’s not something we couldn’t entertain but there has not been any formal discussion on that at this point in time.

 Ted Kender  - TK Associates - Analyst

 So Francis my point to you is, if you had $36m not $40m it isn’t going change your ability to operate on iota and it would soak up excess stock and be somewhat of a reward to those of us who think there is a future and think that this stock should trade at a higher level.

 Francis Leonard  - Apropos Technology Inc - CFO and Senior VP

 I appreciate that and it is something that we should bring up with the board.

 Ted Kender  - TK Associates - Analyst

 I’d – I’d thank you.

 Kevin Kerns  - Apropos Technology Inc - President and CEO

 Thanks for your call Ted.

Operator

 Thank you as a reminder if you do have question you may press star one on your telephone key pad at this time. Thank you we do have a follow up coming from Mr. Ted Kender.

 Ted Kender  - TK Associates - Analyst

 The other thing Kevin was that you just announced a couple of word changes. One the Chairman of the board and the second a new board member?

 Kevin Kerns  - Apropos Technology Inc - President and CEO

 Yes

 Ted Kender  - TK Associates - Analyst

 Can you give us the qualifications of the new board member and why you brought a new guy on?

 Kevin Kerns  - Apropos Technology Inc - President and CEO

 Well I think as identified in our 2004 proxy and in the most recent filings one of the things that the SEC is required is that we have a financial expert, as part of the board and specifically the audit committee and the individual that has brought on Mr. Steven Webb has all of the qualifications to fill the Financial expert role and so he has come on to the board for that primary purpose and to be the chairman of the audit committee. So that the fills the obligation of the company to fulfill the NASDAQ requirements and SEC requirements and will also give us good advice and consul at the board level regarding financial activities.

The other part is the announcement of the chairman position with Don Delauche, this is apposition that has not been officially filled in the past and with the segregation of duties required by new Sarbanes Oxley laws and so forth, it made sense and prudent direction for the board to establish a separation of powers between the Chairman and the President position.

 Ted Kender  - TK Associates - Analyst

 Thanks, okay. Thank you

 Kevin Kerns  - Apropos Technology Inc - President and CEO

 Okay

Operator

 Thank you as a final reminder for any further questions, please press star one on your telephone keypad. Thank you at this time there appears to be no further questions. I would like to turn the floor back over to Mr. Kerns for any closing remarks

 Kevin Kerns  - Apropos Technology Inc - President and CEO

 Yeah. This is a brief (inaudible) I just want to thank everyone again for joining us today if you have any further questions for us feel free to contact either Francis Leonard or myself at anytime we would be happy to answer any questions you might have. Thanks again.

Operator

 Thank you. This does conclude this afternoon conference call, you may disconnect your lines at this time and have a wonderful day.

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